FOR IMMEDIATE RELEASE

December 9, 2005

Contact:

Rosemarie Faccone

Susan Jordan

732-577-9996

MONMOUTH CAPITAL CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ, December 9,    2005……

On December 8,  2005, Monmouth Capital Corporation (NASDAQ/NMS: MONM), a New Jersey corporation,  announced the acquisition of a 91,854 square foot industrial building in El Paso, Texas, for a purchase price of approximately $9,000,000.  This property is net leased to FedEx Ground Package System, Inc., for ten years.

For purposes of this acquisition, Monmouth Capital Corporation joined with Jones Willmar, LLC, a Missouri limited liability company, to form Jones EPI, LLC, a Delaware limited liability company, in which Monmouth holds an equity interest of approximately 65%.

The building was purchased from Jones Willmar, LLC, which constructed the building for the tenant.

According to Eugene W. Landy, President of Monmouth Capital Corporation, “We have had a long and successful history working with Jones in the acquisition of other properties both for Monmouth Capital and for our sister company, Monmouth Real Estate Investment Corporation (NASDAQ/NMS: MNRTA), and are certain that this latest acquisition will prove a strong addition to our portfolio of properties.”  He further noted that “the purchase of the El Paso property increases the total number of industrial properties net leased to investment grade tenants in the Monmouth Capital portfolio to eleven, leasing over three quarters of a million square feet in eight states.”

Monmouth Capital Corporation (MONM) is part of a family of REITs including United Mobile Homes, Inc. (AMEX:UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  MONM pursues real estate opportunities that are outside the scope of the specialized areas of UMH and MREIC, or are otherwise declined by UMH and MREIC.  MONM will invest in joint ventures while MREIC prefers 100% ownership.  MONM has operated as a public company since 1961.

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